Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Penske Automotive Group, Inc.:

We consent to the use of our report dated February 24, 2012, with respect to the consolidated balance sheets of UAG UK Holdings Limited and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of income, stockholder’s equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2011, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2011, which report appears in the December 31, 2011 Annual Report on Form 10-K of Penske Automotive Group Inc., incorporated herein by reference.

/s/ KPMG Audit Plc

Birmingham, United Kingdom

November 2, 2012